Exhibit (a)(5)(I)

SUMMONS - CIVIL SUPERIOR COURT

(Except Family Actions) JD-CV-1, Rev. 1-2000 Accepted per Service Company 4-3-13 350

C.G.S. 51-346,51-347,51-349, 51-350, 52-45a

“X” ONE OF THE FOLLOWING:

Amount, legal interest or property in demand, exclusive of interest and costs is:

INSTRUCTIONS

1. Print or type legibly: sign original summons and conform copies of the summons.

2. Prepare or photocopy conformed summons for each defendant.

3. Attach the original summons to the original complaint, and attach a copy of the summons to each copy of the complaint. Also, if there are more than 2 plaintiffs or 4 defendants prepare form JD-CV-2 and attach it to the original and all copies of the complaint.

4. After service has been made by officer, file original papers and officer’s return with the clerk of court.

5. The party recognized to pay costs must appear personally before the authority taking the recognizance.

6. Do not use this form for actions in which an attachment, garnishment or replevy is being sought. See Practice Book Section 49 for other exceptions.

less than $2,500

$2,500 through $14,999.99

X $15,000 or more

(“X” if applicable)

X Claiming other relief in addition to or in lieu of money or damages.

TO: Any proper officer; BY AUTHORITY OF THE STATE OF CONNECTICUT, you are hereby

RETURN DATE (Mo., day, yr.)

commanded to make due and legal service of this Summons and attached Complaint.

(Must be a Tuesday)

April 30, 2013

X JUDICIAL DISTRICT

AT (Town in which writ is returnable) (C.G.S. 51-346,51-349)

CASE TYPE (See JD-CV-1c)

HOUSING SESSION GA NO

Hartford

Major

M

Minor

50

ADDRESS OF COURT CLERK WHERE WRIT AND OTHER PAPERS SHALL BE FILED (No., street, town and zip code) (C.G.S.51-347,51-350)

TELEPHONE NUMBER

(with area code)

80 Washington Street

(860) 548-2700

PARTIES

NAME AND ADDRESS OF EACH PARTY

NOTE: Individual’s Names:

X Form JD-CV-2 attached

PTY

(No., street, town and zip code) Last, First, Middle Initial

NO.

FIRST NAMED PLAINTIFF

RANDLE, PHILLIP

13571 Blue Marlin Lane, Houston, TX 77083

01

Additional

Plaintiff

02

FIRST NAMED DEFENDANT

EDAC Technologies Corporation

1806 New Britain Avenue, Farmington, CT 06032

50

Additional

Defendant

PAGANO, Dominick A. c/o Corp. Counsel, 1806 New Britain Avenue, Farmington,

CT 06032

51

Additional

Defendant

LEBEL, Joseph c/o Corp. Counsel, 1806 New Britain Avenue, Farmington, CT 06032

52

Additional

Defendant

BARBA, Lee K. c/o Corp. Counsel, 1806 New Britain Avenue, Farmington, CT

06032

53

DATE

SIGNED (Sign and “X” proper box)

X Comm. Of Superior Court

TYPE IN NAME OF PERSON SIGNING AT LEFT

03/29/13

Assistant Clerk

Bruce E. Newman

FOR THE PLAINTFF(S) PLEASE ENTER THE APPEARANCE OF:

NAME AND ADDRESS OF ATTORNEY, LAW FIRM OR PLAINTIFF IF PRO SE (No., street, town and zip code)

TELEPHONE NO.

JURIS NO (If

atty or law

firm)

Bruce E. Newman, Brown, Paindiris & Scott, 747 Stafford Ave., Bristol, CT 06010

(860) 583-5200

401277

NAME AND ADDRESS OF PERSON RECOGNIZED TO PROSECUTE IN THE AMOUNT OF $250 (No., street, town and zip)

SIGNATURE OF PLAINTIFF IF PRO SE

Marsha Morann, 747 Stafford Avenue, Bristol, CT 06010

# PLFS.

#DEFS

# CNTS

SIGNED (Official taking recognizance, “X” proper box)

X

Comm. Of Superior Court

For Court Use Only

1

11

IF THIS SUMMONS IS SIGNED BY A CLERK:

a. The signing has been done so that the Plaintiff(s) will not be denied access to the courts.

b. It is the responsibility of the Plaintiff(s) to see that service is made in the manner provided by law.

c. The Clerk is not permitted to give any legal advice in connection with any lawsuit

d. The Clerk signing this summons at the request of the Plaintiff(s) is not responsible in any way for any errors or omissions in the Summons, any allegations contained in the Complaint, or the service thereof.

I hereby certify I have read and understand the above:

SIGNED (Pro Se Plaintiff)

DATE SIGNED

DOCKET NO.

03/29/13

2

Assistant Clerk

FILE DATE

A TRUE COPY

ATTEST

STATE MARSHALL

MARYANN DOUGLAS

P.O. BOX 494, PLAINVILLE, CT 06062

NOTICE TO EACH DEFENDANT

1. You are being sued.

2. This paper is a Summons in a lawsuit.

3. The Complaint attached to these papers states the claims that each Plaintiff is making against you in this lawsuit.

4. To respond to this Summons, or to be informed of further proceedings, you or your attorney must file a form called an Appearance” with the Clerk of the above-named Court at the above Court address on or before the second day after the above Return Date.

5. If you or your attorney do not file a written “Appearance” form on time, a judgment may be entered against you by default.

6. The “Appearance” form may be obtained

at the above Court address.

7. If you believe that you have insurance

that may cover the claim that is being

made against you in this lawsuit, you

should immediately take the Summons and

Complaint to your insurance representative.

8. If you have questions about the Summons and Complaint, you should consult an attorney promptly. The Clerk of Court is not permitted to give advice on legal questions.

CIVIL SUMMONS

CONTINUATION OF PARTIES

JD-CV-2 Rev. 4-97

STATE OF CONNECTICUT SUPERIOR COURT

FIRST NAMED PLAINTIFF (Last, First, Middle Initial) RANDLE, Phillip

FIRST NAMED DEFENDANT (Last, First, Middle Initial)

EDAC Technologies Corp.

ADDITIONAL PLAINTIFFS

NAME (Last, First, Middle Initial, if individual)

ADDRESS (No., Street, Town and ZIP Code)

CODE

03

04

05

06

07

08

09

10

11

12

13

ADDITIONAL DEFENDANTS

NAME (Last, First, Middle Initial, if individual)

ADDRESS (No., Street, Town and ZIP Code)

CODE

Rolls, John A.

c/o Corp. Counsel, 1806 New Britain Avenue, Farmington, CT 06032

54

RUGGIERO, Joseph S.

c/o Corp. Counsel, 1806 New Britain Avenue, Farmington, CT 06032

55

SANSONE, Christopher R.

c/o Corp. Counsel, 1806 New Britain Avenue, Farmington, CT 06032

56

TRACY, Daniel C.

c/o Corp. Counsel, 1806 New Britain Avenue, Farmington, CT 06032

57

GREENBRIAR EQUITY Group, LLC

555 Theodore Fremd Avenue, Ste. A-201, Rye, NY 10580

58

GB AERO ENGINE, LLC c/o, Corporate Service Company, 2711 Centerville Rd., Ste 400, Wilmington, DE 19808

59

GB AERO ENGINE MERGER SUB, INC.

c/o, Corporate Service Company, 8040 Excelsior Dr. Ste. 400, Madison, WI 53717

60

FOR COURT USE ONLY- FILE DATE

61

62

63

DOCKET NO.

CIVIL SUMMONS-Continuation

RETURN DATE: APRIL 30, 2013		:	SUPERIOR COURT
PHILLIP RANDLE, On Behalf of Himself and	)
All Others Similarly Situated,	)
	)		JUDICIAL DISTRICT OF
Plaintiff,	)		HARTFORD
)
v.	)		AT HARTFORD
)
EDAC TECHNOLOGIES CORPORATION,	)
DOMINICK PAGANO, JOSEPH P. LEBEL,	)		CLASS ACTION COMPLAINT
LEE K. BARBA, JOHN A. ROLLS, JOSEPH	)
S. RUGGIERO, CHRISTOPHER R.	)
SANSONE, DANIEL C. TRACY,	)
GREENBRIAR EQUITY GROUP LLC, GB	)
AERO ENGINE, LLC and GB AERO	)
ENGINE MERGER SUB, INC.,	)		MARCH 29, 2013
)
Defendants.	)

Plaintiff Phillip Randle (“Plaintiff”), by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

1. Plaintiff brings this class action on behalf of the public stockholders of EDAC Technologies Corporation (“EDAC” or the “Company”) against EDAC’s Board of Directors (the “Board” or the “Individual Defendants”) for their breaches of fiduciary duties arising out of their attempt to sell the Company to Greenbriar Equity Group LLC (“Greenbriar”) by means of an unfair process and for an unfair price.

2. EDAC is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.

3. On March 18, 2013, Greenbriar, through its affiliate GB Aero Engine LLC (“Parent”) and GB Aero Engine Merger Sub, Inc. (“Merger Sub”), and the Company announced a definitive agreement under which Greenbriar, will acquire the Company for $17.75 per share in cash, pursuant to a cash tender offer and second step merger (the “Proposed Transaction”). The aggregate equity value of the Company is approximately $104.1 million. The tender offer is scheduled to commence no later than March 26, 2013. The Board has breached their fiduciary duties by agreeing to the Proposed Transaction for grossly inadequate consideration. As described in more detail below, given EDAC’s recent strong performance as well as its future growth prospects, the consideration shareholders will receive is inadequate and undervalues the Company.

4. Defendants have exacerbated their breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making a successful competing offer for the Company. Specifically, pursuant to the merger agreement dated March 18, 2013 (the “Merger Agreement”), defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirers or even in continuing discussions and negotiations with potential acquirers; (ii) a provision that provides Greenbriar with five (5) business days to match any competing proposal in the event one is made; and (iii) a provision that requires the Company to pay Greenbriar a termination fee of $4.5 million in order to enter into a transaction with a superior bidder. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of EDAC.

5. The Individual Defendants have breached their fiduciary duties of loyalty and due care, and Greenbriar and Merger Sub have aided and abetted such breaches by EDAC’s officers and directors. Plaintiff seeks to enjoin the Proposed Transaction unless and/or until defendants cure their breaches of fiduciary duty.

PARTIES

6. Plaintiff is, and has been at all relevant times, the owner of shares of common stock of EDAC and is a resident of Houston, TX.

7. EDAC is a corporation organized and existing under the laws of the State of Wisconsin. It maintains its principal executive offices at 1806 New Britain Avenue, Farmington, Connecticut 06032.

8. Defendant Dominick A. Pagano (“Pagano”) is the Company’s President and Chief Executive Officer (“CEO”) and has been a director of the Company since 2001.

9. Defendant Lee K. Barba (“Barba”) has been a director of the Company since 2010.

10. Defendant Joseph P. Lebel (“Lebel”) has been a director of the Company since 2005.

11. Defendant John A. Rolls (“Rolls”) has been a director of the Company since 2009.

12. Defendant Joseph S. Ruggiero (“Ruggiero”) has been a director of the Company since 2012.

13. Defendant Christopher R. Sansone (“Sansone”) has been a director of the Company since 2011

14. Defendant Daniel C. Tracy (“Tracy”) is the Chairman of the Board and has been a director of the Company since 1999.

15. Defendants referenced in ¶¶ 8 through 14 are collectively referred to as Individual Defendants and/or the Board.

16. Defendant Greenbriar is a private equity firm organized and existing under the laws of the State of Delaware. Greenbriar purports to have $1.5 billion of committed capital and focuses exclusively on the global transportation industry, including companies in aerospace and defense, automotive, freight and passenger transport, logistics and distribution, and related sectors. Greenbriar’s headquarters are located at 555 Theodore Fremd Avenue, Suite A-201, Rye, NY 10580.

17. Defendant GB Aero Engine, LLC (“Parent”), is a Delaware Limited Liability Corporation and affiliate of Greenbriar that was created for the purposes of effectuating the Proposed Transaction.

18. Defendant GB Aero Engine Merger Sub, Inc. (“ Merger Sub”), is a Delaware corporation wholly owned by Parent that was created for the purposes of effectuating the Proposed Transaction.

CLASS ACTION ALLEGATIONS

19. Plaintiff brings this action as a class action on behalf of owners of EDAC common stock as of March 18, 2013, the announcement of the Proposed Transaction (the “Class”). Excluded from the Class are Defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest.

20. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. According to the Merger Agreement, approximately 5.3 million shares of common stock were represented by the Company as outstanding as of March 11, 2013. All members of the Class may be identified from records maintained by EDAC or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions.

21. Questions of law and fact are common to the Class, including, inter alia, the following:

(i)	Have the Individual Defendants breached their fiduciary duties of undivided loyalty or due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(ii)	Have the Individual Defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction;

(iii)	Have Greenbriar, Parent and Merger Sub aided and abetted the Individual Defendants’ breaches of fiduciary duty; and

(iv)	Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

22. Plaintiff’s claims are typical of the claims of the other members of the Class. Plaintiff and the other members of the Class have sustained damages as a result of Defendants’ wrongful conduct as alleged herein.

23. Plaintiff is committed to prosecuting this action, will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent.

24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for the party opposing the Class.

25. Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

26. Defendants have acted on grounds generally applicable to the class, making appropriate final injunctive relief with respect to the Class as a whole.

FURTHER SUBSTANTIVE ALLEGATIONS

Company Background and its Poise for Growth

27. EDAC is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. EDAC describes its core competencies to include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies. The Company has two business segments: the Aerospace Segment and the Industrial Segment.

28. Over the last few years, the Company has made a sustained effort to improve growth and profitability. According to Defendant Pagano, the Company’s CEO, since 2009 the Company has executed a strategic plan to achieve strong profitable growth by diversifying its business with prime and Tier-1 aerospace customers, transitioning their industrial business to move more full scale programs and complex parts, broadening its core competencies through selective acquisitions and improving efficiency company-wide.

29. The Company’s strategic plan is working. As demonstrated by the chart below, the Company’s shareholder returns have improved dramatically over the last two years:

Shareholder Return Performance Graph

Comparison of Five-Year Cumulative Total Return of EDAC Common Stock, Nasdaq (US) Index and Nasdaq Transportation Index1

[1]	As described in the Company’s Annual Report on Form 10-K, filed with the SEC on March 15, 2012, the performance graph compares the five year cumulative total shareholder return from investing $100 on December 28, 2007 in the Company’s Common Stock to (i) the Total Return Index for The Nasdaq Stock Market (U.S. Companies) and (ii) the Total Return Index for Nasdaq Trucking and Transportation Stocks.

30. The Company has also engaged in several key acquisitions recently. For example:

•

On May 27, 2009, the Company acquired substantially all of the assets of MTU Aero Engines North America, Inc.’s Manufacturing Business Unit, which manufactures rotating components such as disks, rings and shafts for the aerospace industry and provided EDAC with new product lines and technologies to broaden EDAC’s core competencies and further diversify its aerospace presence.

•

On June 1, 2012 the Company acquired all of the outstanding stock of EBTEC Corporation (“EBTEC”). EBTEC manufactures jet engine parts and provides services to the aerospace and industrial markets including electron beam laser welding, laser cutting and laser drilling, EDM, vacuum heat treating and abrasive waterjet cutting. The Company’s EBTEC acquisition expanded the Company’s markets to include semiconductors and medical devices.

•

On October 5, 2012, the Company acquired the assets of Smith Renaud, Inc. (“Smith Renaud”) which manufactures centerless grinding systems and custom precision spindles. The strategic acquisition of Smith Renaud broadened EDAC’s line-up of capabilities to EDAC’s core EDAC Machinery products including technologies that improve centerless grinding performance as well as proprietary products for niche markets.

31. EDAC has not gone without investor attention. A January 28, 2013 article SeekingAlpha by Valuentum Securities, Inc. entitled “Precision and EDAC Tech Offer Investors Tremendous Upside Potential” which discussed, among other things, EDAC’s potential margin expansion. The article states in part:

[The] increasing throughput and cost-containment will be the driver behind EDAC’s margin expansion. The operating leverage inherent to these firms’ business models is a huge driver behind earnings expansion, and represents the core reason why we believe there is tremendous upside to each firm’s valuation. We think EDAC Tech is worth north of $20 per share on the basis of our discounted cash-flow model.

(Emphasis removed from original and added).

32. EDAC reaped substantial rewards from its efforts to position itself for future growth. On March 7, 2013, EDAC issued a press release announcing its fourth quarter of fiscal 2012 financial results. Among other things, the Company posted record sales of $28.4 million for the fourth quarter, a 25% increase from the fourth quarter of fiscal 2011. The Company also full year sales of $106.5 million and earnings per share (“EPS”) of $1.04, both at record levels. In addition, the Company’s net income increased from 31% to $1.5 million, or $0.26 per diluted share. In part, the Company’s press release stated:

FARMINGTON, Conn., March 7, 2013 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, reported today that sales for the fourth quarter of fiscal 2012 were a record $28.4 million, an increase of 25% from the fourth quarter of fiscal 2011. The 2012 fourth quarter included sales of $2.9 million from EBTEC Corporation, which the Company acquired on June 1, 2012. Before including EBTEC, the Company’s sales increased 13% from the prior year fourth quarter.

Both the Company’s Aerospace Segment, which includes EBTEC, and its Industrial Segment contributed to EDAC’s year-over-year sales growth and higher profitability.

Gross profit for the fourth quarter of 2012 increased 35% from the fourth quarter of 2011 to $5.5 million, and represented 19.3% of fourth quarter 2012 sales versus 17.9% of sales in the fourth quarter of 2011.

Operating income increased 27% to $2.6 million, compared with the fourth quarter of last year, yielding an operating margin of 9.1% of sales compared with 9.0% in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 increased 31% to $1.5 million, or $0.26 per diluted share, compared with $1.2 million, or $0.21 per diluted share, reported for the fourth quarter of 2011. There were more diluted shares in the 2012 fourth quarter, including 150,523 shares issued as part of the EBTEC purchase.

For full year 2012, EDAC’s sales increased 23% to $106.5 million compared with full year sales of $86.6 million in 2011. Full year 2012 sales were up 15% before including EBTEC. Net income for 2012 increased 65% to $5.9 million or $1.04 per diluted share compared with $3.6 million or $0.68 per diluted share in 2011.

The Company’s total long-term debt, including current portion, at December 29, 2012 was $29.8 million. This includes mortgages on all its current facilities in Connecticut, including Plainville, which is in the process of being sold. The Company plans to sell other of its Connecticut facilities as it consolidates them into a recently-acquired world-class facility in Cheshire, Conn. and use the proceeds to retire the mortgage debt associated with each facility as it is sold.

The Company’s total sales backlog at December 29, 2012 was to $304.0 million compared with $313.7 million at September 29, 2012 and $252.1 million at the end of fiscal 2011.

33. In the same press release, Defendant Pagano, the Company’s CEO discussed the Company’s strong performance as well as its major strategic initiative, the purchase of a state-of-the-art manufacturing facility in Chesire, Connecticut with the aim to position the Company for future growth. In relevant part, Defendant Pagano stated:

Our strong fourth quarter performance capped a record year for EDAC. The 25% increase in fourth quarter sales was mainly driven by our aerospace segment. In addition to the contribution of EBTEC in the quarter, our legacy aerospace business grew 17% reflecting sales across legacy, current and emerging engine programs, with sales of military and replacement parts especially strong. Our sales also included stationary components for the Dreamliner, and for the GE 90, where we have reached full ramp-up, as well as rotating parts for industrial gas turbines and development parts for Pratt & Whitney’s geared turbofan engine. We also continued to ramp-up production of parts for Trent 800 and 900 engines. We expect our margins to improve on this program as we optimize the processes for individual parts.

Our industrial segment also contributed to our fourth quarter growth. Sales for our Apex Machine Tool product line were better than expected, with favorable product mix and additional sales of complex ground-based turbine parts for power generation. Sales of our EDAC Machinery product line also increased, despite the further push out of a large order into 2013. The profitability of this segment is continuing to benefit from our focus on more full-scale programs and complex parts.

A major strategic initiative for EDAC in 2012 was the purchase of a state-of-art manufacturing facility in Cheshire, Conn. The relocation of our operations to Cheshire remains on schedule, with the move and start-up of

Apex Machine Tool nearly completed. We expect the majority of the relocation to be completed in 2013 and the majority of the expenses for the move to be recognized this year as well. Despite these expenses, we expect to achieve further growth in our margins with the efficiencies we will gain in the new facility along with the higher sales we are targeting.

Based on our strong backlog and current shipment schedule, we expect first quarter 2013 sales, including EBTEC, to be in-line with the 2012 fourth quarter. We are fully focused on executing our plan to achieve profitable growth in 2013 and beyond.

34. In the Company’s Q4 2012 Earnings Call, held on March 7, 2013 (the “Earnings Call”), Defendant Pagano discussed the Company’s bright performance in its record fiscal 2012 year. In part, Defendant Pagano stated:

Our first quarter sales increased 25% from the fourth quarter of 2011, reaching a record $28.4 million; that was ahead of budget and included 13% organic growth as well as $2.9 million of sales from EBTEC which we acquired on June 1st.

Our profitability grew as well. Gross profit dollars were up 35% from the fourth quarter of 2011. The gross margin increased to 19.3% of sales compared to 17.9% of sales in the same quarter of 2011. Operating income rose 27% and represented a 9.1% of sales compared with 9% of sales in the 2011 fourth quarter. The improvement in operating income and margins were achieved hereinafter incurring expenses in the fourth quarter of 2012 for the ongoing relocation of our Connecticut facilities to Cheshire as well as the addition of EBTEC’s SG&A to that of our legacy business. Net income increased 31% from the fourth quarter of 2011 to $1.5 million or $0.26 per diluted share.

35. In the same Earnings Call, Defendant Pagano also commented that the Company’s recent successes were a product of the Company’s strategic plan, stating:

Our record sales and strong profitability in each quarter of 2012 are a measure of [our strategic plan’s] progress. For full-year 2012, our sales were a record $106.5 million and net income reached a record $5.9 million or $1.04 per diluted share. Also our operating segments contributed to a year-over-year growth in the fourth quarter, with aerospace segment being the main growth driver.

36. Also in the Earnings Call, Defendant Pagano expressed that the Company’s first quarter 2013 outlook is in line with its successful fourth quarter and that the Company would continue to execute on its strategic plan. Defendant Pagano stated:

Turning to our outlook for the first quarter of 2013, based on our backlog and current shipment schedules, we expect first quarter sales including EBTEC to be in line with the 2012 fourth quarter. We intend to continue executing our strategic plan in each quarter of 2013 and to continue to achieve profitable growth.

The Proposed Transaction is Unfair

37. In a press release dated March 18, 2013, the Company announced that it had entered into a merger agreement with Greenbriar pursuant to which Greenbriar, through Merger Sub, will acquire the Company for $17.75 per share in cash pursuant to a tender offer and second step merger.

38. The tender offer is scheduled to commence no later than March 26, 2013.

39. Given the Company’s recent strong performance and its positioning for growth, the Proposed Transaction consideration is inadequate and significantly undervalues the Company.

40. Indeed, the merger consideration of $17.75 per share represents a paltry 8 percent premium over EDAC’s closing price on Friday, March 15, 2013.

41. Also, as recently as January 28, 2013 at least one analyst has stated as that the Company’s stock is worth more than $20 per share.

42. The Company has successfully executed on a strategic plan which has resulted in a high level of profitability and significantly improved shareholder returns.

43. In addition, the Company is consolidating its Connecticut facilities into its new Chesire, Connecticut world-class facility to further spur its growth and profitability.

44. As a result of the Proposed Transaction, stockholders will be denied the opportunity to share in the Company’s profitability and growth.

45. Greenbriar is seeking to acquire the Company at the most opportune time, at a time when the Company is performing very well and is positioned for tremendous growth.

The Preclusive Deal Protection Devices

46. The Proposed Transaction is also unfair because as part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait accompli and ensure that no competing offers will emerge for the Company.

47. The Merger Agreement contains a strict “no shop” provision that prohibits the Board from taking any meaningful action to ensure that they are in compliance with their fiduciary duties, including solicitation of alternative acquisition proposals or business combinations.

48. Specifically, § 6.04 of the Merger Agreement includes a “no solicitation” provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by Greenbriar. Section 6.04(a) demands that the Company immediately cease and terminate all discussions and negotiations with other potential acquirers and includes a provision whereby EDAC will enforce any applicable “standstill” agreements.

49. The Merger Agreement also contains a “matching rights” provision, whereby the Company must promptly notify Greenbriar should it receive an unsolicited competing acquisition proposal. Pursuant to § 6.04(e) of the Merger Agreement, the Company must notify Greenbriar of the bidder’s identity and the terms of the bidder’s offer. Thereafter, if the Board determines that the competing acquisition proposal constitutes a “Superior Proposal,” § 6.04(f) requires the Board to grant Greenbriar (through Parent) five (5) business days to amend the terms of the Merger Agreement to make so that the Board will not terminate the Merger Agreement. The effect of these provisions is to prevent the Board from entering discussions or negotiations with other potential purchasers unless the Board can first determine that the competing acquisition proposal is, in fact, “superior,” and even then, the Company must give Greenbriar five business days to match the competing acquisition proposal. This severely limits the opportunity for a potential purchaser to emerge, and severely limits the ability of the Board from properly exercising their fiduciary duties.

50. The Merger Agreement also provides that a termination fee of $4.5 million must be paid to Greenbriar by EDAC if the Company decides to pursue the competing offer. The substantial termination fee will ensure that no competing offer will appear, as any competing bidder would essentially pay a premium for the right to provide the shareholders with a superior offer.

51. Greenbriar is also the beneficiary of a “Top-Up” provision that ensures that Greenbriar gains the shares necessary to effectuate a short-form merger. Pursuant to the Merger Agreement, if Greenbriar receives 90% of the shares outstanding through its tender offer, it can effect a short-form merger. In the event Greenbriar fails to acquire the 90% required, the Merger Agreement also contains a “Top-Up” provision that grants Greenbriar an option to purchase additional shares from the Company in order to reach the 90% threshold required to effectuate a short-form merger.

52. Moreover, in connection with the Proposed Transaction, certain of EDAC’s directors and executive officers, including Glenn L. Purple (the Company’s Vice, President, Finance, Chief Financial Officer, and Secretary) and Defendants Barba, Pagano, Ruggiero, Sansone, Tracy, Lebel, and Rolls, have entered into a voting and support agreement to tender their shares into the tender offer. Accordingly 18.2% of EDAC’s common stock is already “locked up” in favor of the Proposed Transaction with Greenbriar. The agreements operate as a deterrent to other potential purchasers.

53. Furthermore, if the tender offer closes, Greenbriar will acquire any EDAC shares that are not purchased in the tender offer in a second-step merger, at the same price per share paid in the tender offer.

54. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.

55. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIMS FOR RELIEF

COUNT I

Breach of Fiduciary Duties

(Against All Individual Defendants)

56. Plaintiff repeats all previous allegations as though fully set forth herein.

57. The Individual Defendants have knowingly and recklessly and in bad faith violated fiduciary duties of care and loyalty owed to the public shareholders of EDAC and have acted to put their personal interests ahead of the interests of EDAC shareholders.

58. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize EDAC’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

59. The Individual Defendants have breached their fiduciary duties of loyalty and due care owed to the shareholders of EDAC because, among other reasons:

(a) they failed to take steps to maximize the value of EDAC to its public shareholders and took steps to avoid competitive bidding;

(b) they failed to properly value EDAC; and

(c) they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Proposed Transaction.

60. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of EDAC’s assets and will be prevented from benefiting from a value-maximizing transaction.

61. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

62. Plaintiff and the Class have no adequate remedy at law.

COUNT II

Aiding and Abetting

(Against Greenbriar, Parent and Merger Sub)

63. Plaintiff repeats all previous allegations as though fully set forth herein.

64. As alleged in more detail above, Defendants Greenbriar, Parent and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties.

65. As a result, Plaintiff and the Class members are being harmed.

66. Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment against defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B) enjoining, preliminarily and permanently, the Proposed Transaction;

(C) in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(D) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(F) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

Dated: March 29, 2013	PLAINTIFF, PHILLIP RANDLE

	By	/s/
Bruce E. Newman
Brown, Paindiris & Scott, LLP
747 Stafford Avenue
Bristol, CT 06010
Tel: (860) 583-5200
Fax: (860) 589-5780
Juris No. 401277

—and—

LEVI & KORSINSKY, LLP Shannon L. Hopkins 30 Broad Street, 24th Floor New York, New York 10004 Tel: (212) 363-7500 Fax: (212) 363-7171

Attorneys for Plaintiff

RETURN DATE: APRIL 30, 2013	:	SUPERIOR COURT

PHILLIP RANDLE, On Behalf of Himself and	)
All Others Similarly Situated,	)
	)	JUDICIAL DISTRICT OF
Plaintiff,	)	HARTFORD
)
v.	)	AT HARTFORD
)
EDAC TECHNOLOGIES CORPORATION,	)
DOMINICK PAGANO, JOSEPH P. LEBEL,	)	CLASS ACTION COMPLAINT
LEE K. BARBA, JOHN A. ROLLS, JOSEPH	)
S. RUGGIERO, CHRISTOPHER R.	)
SANSONE, DANIEL C. TRACY,	)
GREENBRIAR EQUITY GROUP LLC, GB	)
AERO ENGINE, LLC and GB AERO	)
ENGINE MERGER SUB, INC.,	)	MARCH 29, 2013
)
Defendants.	)

STATEMENT OF AMOUNT IN DEMAND

The amount, legal interest or property in demand is more than fifteen ($15,000.00) dollars, exclusive of interest and costs and the plaintiff also seeks equitable relief.

PLAINTIFF, PHILLIP RANDLE

By	/s/
Bruce E. Newman
Brown, Paindiris & Scott, LLP
747 Stafford Avenue
Bristol, CT 06010
Tel.: (860) 583-5200
Fax: (860) 589-5780
Juris No. 401277

—and—

LEVI & KORSINSKY, LLP Shannon L. Hopkins 30 Broad Street, 24th Floor New York, New York 10004 Tel: (212) 363-7500 Fax: (212) 363-7171

Attorneys for Plaintiff

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